EXHIBIT 21.1

LIST OF SUBSIDIARIES

Trxade, Inc., a Florida corporation.

INTEGRA PHARMA SOLUTIONS, LLC (formerly Pinnacle Tek, Inc., a Florida corporation)

ShopRX, Ltd. A UK corporation.